Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:         Glenn Eanes
                       Vice President and Treasurer
                       540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FOURTH QUARTER RESULTS

________________________________________________________________________

WINCHESTER, Virginia (June 5, 2009) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the fourth quarter of its fiscal year 2009, ended April 30, 2009.

Net sales declined 2% compared with the fourth quarter of the prior fiscal year, to $140,689,000. Net sales declined 9% to $545,934,000 for the entire fiscal year ended April 30, 2009, compared with the prior fiscal year. The Company experienced an increase in its remodeling sales during the fourth quarter, as the Company benefited from consumers rotating to the Company’s value price point, driven in part by retail promotional incentives. The Company experienced continued weakness in its new construction sales, which declined to a greater extent than earlier in the Company’s fiscal year due to continued declines in overall market activity.

During the fourth quarter, the Company announced the permanent closure of two manufacturing plants and suspension of operations in a third plant to realign production capacity with market demand. In addition to these initiatives, the Company also implemented a reduction in force of salaried personnel. The Company expects to achieve pre-tax savings of approximately $20 million per year once these initiatives have been completed. Restructuring charges recorded in connection with these initiatives reduced net income by $6,050,000 during the fourth quarter, resulting in an overall net loss of ($2,932,000) or ($0.21) per diluted share. Exclusive of these charges, net income for the fourth quarter of fiscal year 2009 was $3,118,000 or $0.22 per diluted share. These results compare with net income earned during the fourth quarter of the prior year fiscal year of $36,000 or $0.00 per diluted share. For the entire fiscal year 2009, the Company generated a net loss of ($3,234,000) or ($0.23) per diluted share, inclusive of restructuring charges, and net income of $2,816,000 or $0.20 per diluted share, exclusive of restructuring charges. These results compare with net income earned during the prior fiscal year of $4,271,000 or $0.29 per diluted share, which included restructuring charges of $932,000 related to the closure of one manufacturing plant during fiscal year 2008.

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Gross profit for the fourth quarter of fiscal year 2009 was 19.6% of net sales, compared with 16.3% of net sales in the fourth quarter of the prior fiscal year. Gross profit was 16.4% of net sales for the entire fiscal year 2009, compared with 17.1% of net sales in the prior fiscal year. The improvement in gross profit margin during the fourth quarter primarily reflected the impact of lower fuel-related costs, improved labor productivity and reduced workers' compensation costs stemming from improved safety performance. The decline in gross profit margin for the entire fiscal year reflected the unfavorable impact of unabsorbed manufacturing overhead absorption and freight costs stemming from lower sales volumes, as well as the impact of higher fuel and petroleum-related costs upon both freight and materials costs, which was offset in part by reduced lumber prices.

Selling, general and administrative costs were 16.6% of net sales in the fourth quarter of fiscal 2009, up from 16.0% in the prior year’s fourth quarter. Selling, general and administrative costs were 15.9% of net sales for the entire fiscal year 2009, down from 16.4% in the prior fiscal year. Costs in both the fourth quarter and the fiscal year were favorably affected by reductions in headcount and volume-related costs. The increase in the Company’s operating expenses in relation to sales during the fourth quarter was driven by an increase in costs relating to the Company’s performance-based compensation program that more than offset the impact of these cost reductions.

The Company generated $18.2 million of free cash flow in the fourth quarter of fiscal 2009 (defined as cash provided by operating activities net of cash used for investing activities), compared with $4.8 million in the prior year’s fourth quarter. For the entire fiscal year 2009, the Company generated $33.0 million of free cash flow, 15% higher than the $28.6 million of free cash flow generated in the Company’s prior fiscal year. The Company chose to maximize its liquidity in light of the current economic uncertainty by deploying $7.5 million for dividend payments and share repurchases and increasing its cash balance by $25.9 million, to a record level of $82.8 million at April 30, 2009.

     American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.

     Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended April 30			Twelve Months Ended April 30
	2009	2008		2009	2008
Net Sales	$140,689		$143,302	$545,934	$602,426
Cost of Sales & Distribution	113,112		119,905	456,444	499,299

Gross Profit	27,577		23,397	89,490	103,127
Sales & Marketing Expense	14,583		16,585	60,033	71,875
G&A Expense	8,781		6,413	26,875	26,870
Restructuring Charges	9,743		----	9,743	----

Operating Income (Loss)	(5,530)		399	(7,161)	4,382
Interest & Other (Income) Expense	(265)		(90)	(1,010)	(1,303)
Income Tax Expense (Benefit)	(2,333)		453	(2,917)	1,414

Net Income (Loss)	$(2,932)		$36	$(3,234)	$4,271

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	14,072,274		14,217,668	14,055,090	14,539,545
Earnings (Loss) Per Diluted Share	$(0.21)	$	----	$(0.23)	$0.29

Balance Sheet

	April 30 2009	April 30 2008
Cash & Cash Equivalents	$82,821	$56,932
Customer Receivables	26,944	27,744
Inventories	32,684	46,981
Other Current Assets	11,089	11,731

Total Current Assets	153,538	143,388
Property, Plant & Equipment	132,928	150,840
Other Assets	17,271	20,571

Total Assets	$303,737	$314,799

Current Portion – Long-Term Debt	$859	$864
Accounts Payable & Accrued Expenses	57,308	55,170

Total Current Liabilities	58,167	56,034
Long-Term Debt	26,475	26,043
Other Liabilities	15,413	18,088

Total Liabilities	100,055	100,165
Stockholders’ Equity	203,682	214,634

Total Liabilities & Stockholders’ Equity	$303,737	$314,799

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended April 30
	2009	2008
Net Cash Provided by Operating Activities	$46,812	$47,639
Net Cash Used by Investing Activities	(13,765)	(19,030)
Free Cash Flow	33,047	28,609

Net Cash Used by Financing Activities	(7,158)	(29,802)

Net Increase/(Decrease) in Cash and Cash Equivalents	25,889	(1,193)
Cash and Cash Equivalents, Beginning of Period	56,932	58,125

Cash and Cash Equivalent, End of Period	$82,821	$56,932

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